Exhibit 99.1
Unilife Announces Financial Results for the Third Quarter of Fiscal 2011
York, PA (May 16, 2011) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced its financial results for the three and nine months ended March 31, 2011 (Third Quarter of Fiscal 2011).
Recent Company Highlights:
•	Began initial production of the Unifill® ready-to-fill (prefilled) syringe at York, PA facility
•	Initial product sales expected to commence in July 2011
•	Initiated scheduled business realignment to enhance operational focus, improve efficiencies and drive continuous growth
•	Strengthened frontline sales and marketing departments to expand and consolidate commercial relationships with multiple pharmaceutical companies
•	Established organizational structure driven by dynamic project-focused teams to enable innovation and speed for commercialization of multiple new devices
•	Accelerated discussions with multiple pharmaceutical companies for the Unifill syringe

•
Emerging opportunities to develop other Unilife proprietary device technologies that can be customized to address specific and currently unmet requirements for target biological drugs in the R&D pipeline

•	Signed term sheet with a large equipment financing company for up to $12.0 million in financing for the initial production line for the Unifill syringe

•	Strengthened Unilife’s financial position, with the Company now expected to have sufficient cash to sustain business operations until at least the end of fiscal 2012
Mr. Alan Shortall, Chief Executive Officer of Unilife, stated, “The third quarter of fiscal 2011 marked a significant period for Unilife, as we initiated production of the Unifill syringe. With this major milestone now completed, we are conducting final product validation procedures and expect to commence initial sales of the Unifill syringe to pharmaceutical companies in July 2011. In preparation for the ramp-up of commercial production, we also expanded our sales and marketing teams to maximize commercial opportunities arising out of discussions that are now accelerating with multiple pharmaceutical companies.
“The revolutionary design of the Unifill syringe and its successful commercialization has given Unilife the credibility and expertise to serve as a device innovation partner for pharmaceutical companies. As a result, multiple pharmaceutical and biotech companies are now reviewing how other devices in our portfolio, including extensions of the current Unifill technology platform, can be customized for specific use with targeted biological drugs and vaccines in their development pipelines.
“We have recently implemented a scheduled realignment that helped to streamline our organization, while simultaneously bolstering our sales, marketing and product development capabilities. These steps have helped turbo-charge our business so that we can maximize sales of the Unifill syringe, and drive innovation and speed into the commercialization of multiple new products across other fast-growing device markets. As an additional side-benefit, this realignment is expected to reduce our cash burn by approximately $12 million for the calendar year 2011.
“Furthermore, I am pleased to announce that Unilife has signed a term sheet with an equipment financing company to provide up to $12.0 million in financing for the initial manufacturing line for the Unifill syringe, which is already installed at our York facility. We expect to close this transaction by the end of May, allowing us to recoup $8.0 million in cash currently invested in this equipment. In combination with the savings from our recent realignment plan, we believe we will have sufficient cash to carry us through until the end of fiscal 2012,” concluded Mr. Shortall.
Unilife Corporation
250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400     F + 717 384 3401     E info@unilife.com     W www.unilife.com

Financial Results for Three and Nine Months Ended March 31, 2011
Revenues for the three months ended March 31, 2011 were $0.7 million compared to $2.4 million for the same period in 2010. This decrease in revenue is largely attributable to a decrease of $1.2 million in milestone payments from Unilife’s pharmaceutical partner associated with the industrialization program for the Unifill syringe, as well as a decrease in revenue of $0.5 million reflecting the Company’s decision to discontinue its contract manufacturing operations and instead focus on the commercialization, production and supply of its own propriety line of products.
The Company’s net loss for the three months ended March 31, 2011 was $(12.5) million, or $(0.20) per diluted share, compared to a net loss of $(12.1) million, or $(0.23) per diluted share, for the same period in 2010. The increase in net loss is primarily attributable to the decrease in revenue as noted above, and increased selling, general and administrative expenses due to higher payroll and share-based compensation costs as the Company increased its workforce to meet key business milestones. This increase was offset by a decrease in research and development costs due to a decrease in non-cash share-based compensation costs relating to stock awards granted in the prior periods.
Adjusted net loss for the three months ended March 31, 2011 was $(9.3) million, or $(0.15) per diluted share, compared to adjusted net loss of $(5.1) million, or $(0.10) per diluted share, for the same period in 2010. Adjusted net loss in the current year period excludes approximately $3.2 million in expenses, including non-cash share-based compensation expense, depreciation and amortization and interest expense compared to $7.0 million in non-cash expenses in the prior year period due to lower non-cash share-based compensation costs relating to stock awards granted in the prior period.
Revenues for the nine months ended March 31, 2011 were $6.0 million, compared to $8.8 million for the same period in 2010. The decrease in revenue is primarily related to a decrease of $3.7 million of milestone payments associated with the industrialization program for the Unifill syringe, as these payments were accelerated in the prior period in recognition of the industrialization program being ahead of the original schedule. This decrease was offset by an increase of $1.1 million in contract manufacturing revenue, as revenues were accelerated during the first part of the period in anticipation of the Company’s decision to discontinue its contract manufacturing operations by the end of the 2010 calendar year.
The Company’s net loss for the nine months ended March 31, 2011 was $(30.1) million, or $(0.53) per diluted share, as compared to a net loss of $(20.0) million, or $(0.45) per diluted share, for the same period in 2010. The increase in net loss is attributable to the decrease in revenue as noted above, and increased selling, general and administrative expenses due to higher payroll and non-cash share-based compensation costs. This is offset by a decrease in research and development costs due to a decrease in non-cash share-based compensation costs relating to stock awards granted in the prior period, as well as a decrease in legal and consulting fees due to significant costs incurred in the prior period in connection with our redomiciliation to the U.S.
Adjusted net loss for the nine months ended March 31, 2011 was $(20.8) million, or $(0.37) per diluted share, compared to adjusted net loss of $(8.8) million, or $(0.20) per diluted share, for the same period in 2010. Adjusted net loss in the current year period excludes approximately $9.3 million in expenses, including non-cash share-based compensation expense, depreciation and amortization and interest expense compared to $11.3 million in non-cash expenses in the prior year period due to lower legal and consulting fees due to significant costs incurred in the prior period in connection with our redomiciliation to the U.S.
As of March 31, 2011, the Company’s cash, cash equivalents and restricted cash were $30.2 million.
Conference Call Information
Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Daylight Time on May 16, 2011, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation
Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer, manufacturer and supplier of advanced drug delivery systems with state-of-the-art facilities in Pennsylvania. Established in 2002, Unilife works with pharmaceutical and biotechnology companies seeking innovative devices for use with their parenteral drugs and vaccines. Unilife has developed a broad, differentiated proprietary portfolio of its own injectable drug delivery products, including the Unifill® and Unitract® product lines of safety syringes with automatic, operator controlled needle retraction. Unifill represents the world’s first prefilled syringe technology integrating safety within the primary drug container. The products are ideally positioned to help pharmaceutical companies maximize the lifecycle of their injectable drugs and enhance patient care. Unifill syringes, together with other devices that are part of the Unilife technology platform, can either be supplied to pharmaceutical customers ready for use, or customized to address the specific requirements of targeted biological drugs. For more information on Unilife, please visit www.unilife.com
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide a reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with our redomiciliation and Nasdaq listing.
Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500
(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	March 31, 2011	June 30, 2010
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$27,788	$20,750
Restricted cash	2,400	—
Accounts receivable	6	1,556
Inventories	564	797
Prepaid expenses and other current assets	430	637

Total current assets	31,188	23,740
Property, plant and equipment, net	53,562	29,972
Goodwill	12,916	10,792
Intangible assets, net	43	40
Other assets	489	273

Total assets	$98,198	$64,817

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,559	$6,044
Accrued expenses	3,060	2,911
Current portion of long-term debt	2,297	1,648
Deferred revenue	2,633	2,188

Total current liabilities	11,549	12,791
Long-term debt, less current portion	19,362	1,093
Deferred revenue	5,924	6,563

Total liabilities	36,835	20,447

Contingencies Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of March 31, 2011; none issued or outstanding as of March 31, 2011 and June 30, 2010	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of March 31, 2011; 63,590,343 and 54,761,848 shares issued and outstanding as of March 31, 2011 and June 30, 2010, respectively	636	548
Additional paid-in-capital	166,918	122,397
Accumulated deficit	(109,787)	(79,650)
Accumulated other comprehensive income	3,596	1,075

Total stockholders’ equity	61,363	44,370

Total liabilities and stockholders’ equity	$98,198	$64,817

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues:
Industrialization fees	$—	$1,250	$1,350	$5,082
Licensing fees	642	576	1,849	2,006
Product sales and other	8	591	2,756	1,682

Total revenues	650	2,417	5,955	8,770
Cost of product sales	450	569	2,449	1,835

Gross profit	200	1,848	3,506	6,935
Operating expenses:
Research and development	2,723	6,899	6,941	8,623
Selling, general and administrative	9,117	7,008	24,386	17,229
Depreciation and amortization	827	390	2,492	1,727

Total operating expenses	12,667	14,297	33,819	27,579

Operating loss	(12,467)	(12,449)	(30,313)	(20,644)
Interest expense	177	30	241	91
Interest income	(128)	(450)	(332)	(707)
Other expense (income), net	17	35	(85)	15

Net loss	$(12,533)	$(12,064)	$(30,137)	$(20,043)

Loss per share:
Basic and diluted loss per share	$(0.20)	$(0.23)	$(0.53)	$(0.45)

UNILIFE CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net loss	$(12,533)	$(12,064)	$(30,137)	$(20,043)
Share-based compensation expense	2,216	5,994	6,602	6,765
Depreciation and amortization	827	390	2,492	1,727
Interest expense	177	30	241	91
Non-recurring costs associated with redomiciliation & US listing*	—	550	—	2,685

Adjusted net loss	$(9,313)	$(5,100)	$(20,802)	$(8,775)

Adjusted net loss per share —diluted	$(0.15)	$(0.10)	$(0.37)	$(0.20)

*Includes legal, consulting and other professional fees incurred in connection with the Company’s redomiciliation to the United States and Nasdaq listing.
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